AMENDMENT TO AGREEMENT

This Amendment is meant to add services to the existing Agreement between the BOARD OF COMMISSIONERS OF YAKIMA COUNTY, WASHINGTON (herein after "County"), the address of which is 128 N. 2nd Street, Yakima, Washington 98901 and CONMED, INC. (herein after "Contractor"), the address of which is 9375 Chesapeake Street, Suite 203, La Plata, Maryland 20646, covering services related to the **RFP Inmate Health Care dated July 19, 2006** (the "Agreement"), and is entered into the 3 day of April, 2007 by and between the County and the Contractor.

WITNESSETH:

In consideration of the terms and conditions contained herein and the terms and conditions of the existing Agreement, the parties agree as follows:

1. The Contractor agrees to do all the work and furnish all the services and materials necessary to perform the work described in the attached document, titled "**Proposal for Pharmacy Services for Yakima County Department of Corrections, February 16, 2007**", which is made part of the Amendment by this reference.

2. This Amendment contains all the terms and conditions regarding delivery of comprehensive pharmacy services agree upon by the parties. No change or addition to this Amendment shall be valid or binding upon either party unless such change or addition is in writing and executed by both parties.

3. The County acknowledges that the Contractor will sub-contract with Westwood Pharmacy for performance of certain services as described in the attached proposal referenced above.

4. The cost in the amount of $475,682 for the first twelve (12) months is based on the gross charges for prescription medications, not reflective of credits received for return of un-used portions of prescribed quantities of medication. The Contractor will provide the County with a monthly accounting of all partially used prescriptions, the quantities returned and any credits received by the Contractor for the return of any un-used portions of said prescriptions. The Contractor will provide the County with a credit equal to the net credits (credits minus restocking charges) received by the Contractor, on a calendar quarterly basis, within 45 days of the end of the calendar quarter.

5. The initial term of this Amendment will be for a period of eighteen (18) months, commencing on the 1 day of July, 2007, and may be extended on a yearly basis thereafter, for up to two (2) additional years, by mutual written consent of both parties. **The cost of the proposed services for this initial 18 month term will be $713,523**, payable in monthly installments of $39,640.17. An eight percent (8%) escalator will be added for each year this Amendment is extended, based on the expected escalation in pharmaceutical costs.

6. The Contractor shall not be deemed in violation of this Amendment if it is prevented from performing any of its obligations hereunder for any reason beyond its control, including, without limitation, strikes, inmate disturbances, acts of God, civil or military authority, acts of

public enemy, war, accidents, fire, explosions, earthquakes, floods, failure of transportation, or any similar cause reasonably beyond the control of either party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

CONTRACTOR

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Signature

CHIEF EXECUTIVE OFFICER
Title

Conmed Healthcare Mgt.
Company

4/16/2007
Date

COUNTY

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Signature

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Title

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Date

ATTEST:

Christina S. Steiner
Clerk of the Board

APPROVED AS TO FORM:

Paul McIlrath, Yakima County
Senior Deputy Prosecuting Attorney

BOARD OF COUNTY COMMISSIONERS

Michael D. Leita, Chairman

Ronald F. Gamache, Commissioners

Rand Elliott, Commissioner

Constituting the Board of County Commissioners for Yakima County, Washington